Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q4 2025 FINANCIAL RESULTS

Declares Dividend of $0.50 per share for Q4 2025, Marking Highest Dividend Since 2022 and 26th Consecutive Quarterly Dividend

Generated Q4 Adj. EBITDA of $42.0 Million and TCE of $20,064, Representing Highest Levels Since 2022

Two Newcastlemax Vessels Expected to be Delivered in Q1 2026, Further Enhancing Earnings Power and Dividend Capacity

New York, New York, February 17, 2026 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and twelve months ended December 31, 2025.

Fourth Quarter 2025 and Year-to-Date Highlights

•	Dividend
o	Declared a $0.50 per share dividend for Q4 2025, highest level since Q4 2022
o	26th consecutive quarterly dividend
■	Cumulative dividends of $7.565 per share or approximately 34% of our current share price[1]
o	Q4 2025 dividend is payable on or about March 18, 2026 to all shareholders of record as of March 11, 2026
•	Growth
o	Took delivery of the Genco Courageous, a high specification 2020-built 182,000 dwt scrubber-fitted Capesize vessel in October 2025
o	Agreed to acquire two 2020-built 208,000 dwt scrubber-fitted Newcastlemax vessels
■	Genco expects to take delivery of the vessels in March 2026
o	Upsizing borrowing capacity by $80 million exercising an option we have under our existing revolving credit facility
•	Q4 2025 financial results
o	Net income of $15.4 million, or basic and diluted earnings per share of $0.35
■	Adjusted net income of $17.3 million or basic and diluted earnings per share of $0.40 and $0.39, respectively, excluding other operating expense of $1.9 million

1 Genco share price as of February 13, 2026.

o	Adjusted EBITDA: $42.0 million, highest quarterly level since Q4 2022[2]
o	Voyage revenues: $109.9 million
■	Net revenue[2]: $77.2 million
■	Average daily fleet-wide TCE[2]: $20,064 per day, highest since Q3 2022

•	Estimated Q1 2026 TCE to date
o	$17,966 for 80% of our owned fleet available days[2]
o	Fewer ships to drydock in 2026 as Genco took advantage of a lower 2025 freight market to drydock a large portion of the fleet

John C. Wobensmith, Chief Executive Officer, commented, “During 2025, we made notable progress executing our comprehensive value strategy, as we provided shareholders with sizeable returns and invested in our fleet to further expand Genco’s earnings and dividend power. Drawing on our significant cash flow in Q4, we declared a multi-year high dividend of $0.50 per share, which marks the Company’s 26th consecutive dividend and the longest uninterrupted period in our drybulk peer group. Including the Q4 payment, total dividends to shareholders over the past 6.5 years will increase to $7.565 per share, or 34% of our current share price. Complementing this sizeable return of capital, we have continued to take advantage of Genco’s significant financial strength, investing $343 million in high specification Capesize and Newcastlemax vessels since 2023.”

Mr. Wobensmith continued, “The deliberate steps we have executed upon to enhance our premium earning asset base, combined with our spot-focused commercial strategy, and one of the industry’s lowest cash flow breakeven levels, puts us in an ideal position to capitalize on a strengthening drybulk market. Building on our success generating the highest Q4 TCE and EBITDA levels in three years, Q1 TCE to date represents our highest Q1 level since 2024 and an increase of over 50% year-over-year. Notably, our momentum has continued in Q1 in what has been an unseasonably strong start to the year. Based on our firm fixtures to date, and the continued execution of our value strategy, we expect a higher dividend in Q1 on a year-over-year basis. We remain optimistic on the strength of the drybulk market in 2026 and our well-timed acquisitions of two Newcastlemax vessels expected in Q1 and one Capesize vessel in 2025 have further increased our operating leverage and expanded our dividend capacity.”

Mr. Wobensmith concluded, “Our unrelenting focus continues to be on providing shareholders with sizeable dividends, further growing our high specification premium earning fleet, as well as maintaining our industry leading leverage profile and strong corporate governance standards. With Genco’s track record of executing on our stated capital allocation strategy, our high quality and modern fleet, leading commercial operating platform, strong balance sheet, significant operating leverage and best-in-class corporate governance, we are well positioned to deliver value for shareholders in 2026 and beyond.”

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q1 2026 TCE, this estimate is based on both period and current spot fixtures, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

Comprehensive Value Strategy

Genco’s consistent comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: making voluntary debt repayments to maintain low financial leverage, and
•	Growth: opportunistically renewing and growing our asset base

Key characteristics of our strategy include:
•	Net loan-to-value (LTV) of 12% at December 31, 2025[3]
•	Strong liquidity position of $455.5 million at December 31, 2025, which consists of:
o	$55.5 million of cash on the balance sheet
o	$400.0 million of undrawn revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

3Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of December 31, 2025 divided by estimates of the market value of our fleet as of February 13, 2026 from VesselsValue.com for illustrative purposes only. The actual market value of our vessels may vary.

Growth

We acquired the Genco Courageous, a 2020-built 182,000 dwt scrubber-fitted Capesize vessel, for $63.6 million. We took delivery of the vessel on October 15, 2025. Genco funded the acquisition through a combination of cash on hand and a drawdown from its revolving credit facility.

Additionally, in November, Genco agreed to acquire two 2020-built 208,000 dwt scrubber-fitted Newcastlemax vessels for a total purchase price of $145.5 million. Genco expects to take delivery of the vessels during March of 2026 and intends to fund the acquisition with cash on hand and a drawdown from its revolving credit facility.

Furthermore, we have elected to exercise the accordion feature for $80 million under our existing revolving credit facility, increasing our borrowing capacity from $600 million to $680 million. Following the anticipated acquisition of the two Newcastlemax vessels in Q1 2026, we expect to have approximately $330 million of debt outstanding and approximately $350 million of undrawn revolver availability. We also plan to pledge these two vessels as collateral under the facility. Participating lenders in this credit facility upsize include Nordea Bank Abp, New York Branch, Skandinaviska Enskilda Banken AB (publ), DNB Capital LLC and ING Capital LLC.

Dividend Policy

Genco declared a cash dividend of $0.50 per share for the fourth quarter of 2025. The Q4 2025 dividend is payable on or about March 18, 2026 to all shareholders of record as of March 11, 2026.

Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q4 2025 dividend and estimated amounts for the calculation of the dividend for Q1 2026:

Dividend calculation	Q4 2025 actual	Q1 2026 estimates
Net revenue	$77	Fixtures + market
Operating expenses	$(36)	$(38)
Operating cash flow	$41	Sum of the above
Less: voluntary quarterly reserve	$(19.5)	$(19.5)
Cash flow distributable as dividends	$22	Sum of the above
Dividend per share	$0.50
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses for Q1 2026 are estimates and subject to change.

The voluntary quarterly reserve for the first quarter of 2026 under the Company’s dividend formula is targeted at $19.5 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market while continuing to invest in our fleet. Subject to the development of freight rates for the remainder of the first quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “Since implementing our value strategy five years ago, Genco has built a robust balance sheet with a solid risk-reward balance for shareholders aimed at paying sizeable dividends through cycles and growing our fleet and earnings power. Our proven approach of maintaining low financial leverage and high operating leverage, coupled with our active approach to revenue generation, continues to deliver strong results, highlighted by multi-year high TCE and EBITDA in Q4, as well as a firm Q1 TCE to date in what is typically the seasonal low part of the year. From an execution standpoint, we have both expanded our earnings power with the acquisition of three high specification premium earning vessels in 2025 and declared a $0.50 per share dividend in Q4, the highest dividend in three years and an increase of over 200% as compared to the Q3 2025 dividend. With a low net loan to value ratio of 12%, a sub-$10,000 cash flow breakeven level, and $400 million of undrawn revolver availability, Genco continues to operate from a position of strength to take advantage of accretive growth opportunities, while maintaining our commitment to sizable dividends.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Strategically booking longer term fixed rate coverage based on market timing and management’s outlook

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Based on current fixtures to date, our estimated TCE to date for the first quarter of 2026 on a load-to-discharge basis is presented below. Actual rates for the first quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the first quarter of 2026. At the same time, expenses for uncontracted days will be recognized as incurred.

Estimated net TCE - Q1 2026 to Date
Vessel Type	TCE	% Fixed
Capesize	$23,926	80%
Ultra/Supra	$13,998	81%
Total	$17,966	80%

Our index-linked charters are listed below:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Resolute	Capesize	181,060	2015	120% of BCI + scrubber	11-14 months	Apr-26
Genco Defender	Capesize	180,021	2016	120% of BCI + scrubber	11-14 months	Apr-26
Genco Wolf	Capesize	177,752	2010	100.5% of BCI + scrubber	13-16 months	Sep-26
Genco Lion	Capesize	179,185	2012	99.5% of BCI + scrubber	14-16 months	Mar-27

Financial Review: 2025 Fourth Quarter

The Company recorded net income for the fourth quarter of 2025 of $15.4 million, or $0.35 basic and diluted earnings per share. Adjusted net income of $17.3 million or basic and diluted earnings per share of $0.40 and $0.39, respectively, excluding other operating expense of $1.9 million. Comparatively, for the three months ended December 31, 2024, the Company recorded net income of $12.7 million, or $0.29 basic and diluted earnings per share. Adjusted net income amounted to $12.8 million, or $0.30 and $0.29 basic and diluted earnings per share, excluding a loss on sale of vessels of $0.2 million and unrealized fuel gains of $0.1 million.

Revenue / TCE
The Company’s revenues increased to $109.9 million for the three months ended December 31, 2025 as compared to $99.2 million recorded for the three months ended December 31, 2024, primarily due to higher rates earned by our minor bulk vessels, as well as the operation of a larger fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $20,064 per day for the three months ended December 31, 2025 as compared to $18,007 per day for the three months ended December 31, 2024.

Voyage expenses
Voyage expenses decreased marginally to $31.2 million for the three months ended December 31, 2025 from $31.3 million during the prior year period.

Vessel operating expenses
Vessel operating expenses increased to $25.5 million for the three months ended December 31, 2025 from $23.9 million for the three months ended December 31, 2024. Daily vessel operating expenses, or DVOE, amounted to $6,466 per vessel per day for the fourth quarter of 2025 compared to $6,211 per vessel per day for the fourth quarter of 2024. The increase in DVOE was primarily the timing of the purchase of spares.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on current estimates, our DVOE budget for Q1 2026 is $6,750 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses were $8.3 million for the fourth quarter of 2025 and the fourth quarter of 2024.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $21.1 million for the three months ended December 31, 2025 from $17.7 million for the three months ended December 31, 2024 primarily due to an increase in drydocking amortization expense for certain vessels in our fleet. Additionally, there was an increase in vessel depreciation expense for the Genco Courageous and Genco Intrepid, which were delivered during the fourth quarter of 2025 and the fourth quarter of 2024, respectively.

EBITDA
EBITDA for the three months ended December 31, 2025 amounted to $40.1 million compared to $32.6 million during the prior year period. During the three months of 2025 and 2024, EBITDA included other operating expenses, loss on sale of vessels, as well as gains on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $42.0 million and $32.7 million, for the respective periods.

Financial Review: Twelve Months 2025

The Company recorded a net loss of $4.4 million or $0.10 basic and diluted net loss per share for the twelve months ended December 31, 2025. This compares to net income of $76.4 million or $1.77 and $1.75 basic and diluted earnings per share, respectively, for the twelve months ended December 31, 2024.

Revenue / TCE
The Company’s revenues decreased to $342.1 million for the twelve months ended December 31, 2025 compared to $423.0 million for the twelve months ended December 31, 2024, primarily due to lower rates earned by our major and minor bulk vessels, the operation of a smaller fleet and additional drydocking days during the twelve months ended December 31, 2025 as compared to the twelve months ended December 31, 2024. TCE rates obtained by the Company decreased to $15,502 per day for the twelve months ended December 31, 2025 from $19,107 per day for the twelve months ended December 31, 2024.

Voyage expenses
Voyage expenses decreased to $115.3 million for the twelve months ended December 31, 2025 from $127.0 million for the same period in 2024 primarily due to lower bunker consumption on our Capesize vessels as well as lower bunker consumption during short-term time charters.

Vessel operating expenses
Vessel operating expenses decreased to $98.5 million for the twelve months ended December 31, 2025 from $101.6 million for the twelve months ended December 31, 2024. DVOE was $6,395 for the twelve months of 2025 versus $6,440 in the twelve months of 2024. The decrease in DVOE was primarily due to the timing of the purchase of stores, lower insurance costs and lower repairs and maintenance expenses, partially offset by higher crew costs and the timing of the purchase of spares.

General and administrative expenses
General and administrative expenses for the twelve months ended December 31, 2025 increased to $30.8 million as compared to $29.1 million in the same period of 2024, primarily due to higher nonvested stock amortization expense and higher legal and professional fees.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $76.2 million for the twelve months ended December 31, 2025 from $68.7 million for the twelve months ended December 31, 2024 due to an increase in drydocking amortization expense for certain vessels in our fleet. Additionally, there was an increase in vessel depreciation expense for the Genco Intrepid and Genco Courageous which were delivered during the fourth quarter of 2024 and 2025, respectively, partially offset by a decrease in vessel depreciation for the Genco Warrior and Genco Hadrian, which were sold during the second half of 2024.

EBITDA
EBITDA for the twelve months ended December 31, 2025 amounted to $82.6 million compared to $155.4 million during the prior year period. During the twelve months of 2025 and 2024, EBITDA included non-cash impairment charges, other operating expenses, gains on sale of vessels, losses on debt extinguishment as well as gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $85.9 million and $151.2 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the years ended December 31, 2025 and 2024 was $31.9 million and $126.8 million, respectively.  This decrease in cash provided by operating activities was primarily due to lower rates earned by our major and minor bulk vessels, as well as changes in working capital. Additionally, there was an increase in drydocking costs incurred during 2025 as compared to 2024.

Net cash (used in) provided by investing activities during the years ended December 31, 2025 and 2024 was ($91.6) million and $47.8 million, respectively. This fluctuation was primarily a result of $103.4 million of net proceeds from the sale of the Genco Commodus, the Genco Claudius, the Genco Maximus, the Genco Warrior and the Genco Hadrian during 2024. Additionally, there was a $35.6 million increase in the purchase of vessel assets due to the purchase of the Genco Courageous that was delivered on October 15, 2025, as well as deposits made for two Newcastlemax vessels that we agreed to purchase on November 15, 2025, as compared to the purchase of the Genco Intrepid that was delivered on October 23, 2024.

Net cash provided by (used in) financing activities during the years ended December 31, 2025 and 2024 was $71.2 million and ($177.5) million, respectively. On July 10, 2025, the $500 Million Revolver was refinanced with the $600 Million Revolver. As part of the debt modification, $15.3 million was settled amongst the lenders of the $500 Million Revolver and $600 Million Revolver. The fluctuation is primarily due to a $130.0 million decrease in debt repayments made under our $500 Million Revolver during 2025 as compared to 2024. Additionally, during 2025, the Company made drawdowns of $100.0 million and $10.0 million on the $600 Million Revolver and the $500 Million Revolver, respectively, as compared to $20.0 million on the $500 Million Revolver during 2024. Additionally, there was a $34.7 million decrease in the payment of dividends during 2025 as compared to 2024.  These decreases were partially offset by a $5.9 million increase in the payment of deferred financing costs during 2025 related to the $600 Million Revolver.

Capital Expenditures

After the expected delivery of two Newcastlemax vessels in March 2026 that we have agreed to acquire, Genco’s fleet will consist of 45 vessels with an average age of 12.7 years and an aggregate capacity of approximately 5,044,000 dwt:

•	Two Newcastlemaxes and 17 Capesizes
•	15 Ultramaxes and 11 Supramaxes

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for 2026 to be:

Estimated costs ($ in millions)	Q1 2026	Q2 2026	Q3 2026	Q4 2026
Drydock Costs (1)	$13.90	$8.10	$-	$6.90
Estimated BWTS Costs (2)	$3.48	$1.16	$-	$-
Fuel Efficiency Upgrade Costs (3)	$1.37	$0.28	$-	$-
Total Costs	$18.76	$9.54	$-	$6.90
Estimated Offhire Days (4)	238	120	-	105

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q1 2026 consists of 135 days for three Capesizes, 57 days for two Ultramaxes and 46 days for two Supramaxes.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2025	Twelve Months Ended December 31, 2024
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$109,924	$99,203	$342,054	$423,016
Total revenues	109,924	99,203	342,054	423,016

Operating expenses:
Voyage expenses	31,151	31,256	115,321	126,960
Vessel operating expenses	25,487	23,882	98,541	101,638
Charter hire expenses	1,532	1,837	5,958	9,069
General and administrative expenses (inclusive of nonvested stock amortization expense of $1,852, $1,508, $7,046 and $5,850, respectively)	8,278	8,321	30,755	29,136
Technical management expenses	1,377	1,346	5,198	4,643
Depreciation and amortization	21,134	17,727	76,230	68,666
Impairment of vessel assets	-	-	651	6,595
Net loss (gain) on sale of vessels	-	224	-	(16,468)
Other operating expense	1,930	-	1,930	5,728
Total operating expenses	90,889	84,593	334,584	335,967

Operating income	19,035	14,610	7,470	87,049

Other (expense) income:
Other (expense) income	(182)	30	(531)	(234)
Interest income	483	684	1,484	2,978
Interest expense	(4,002)	(2,835)	(12,260)	(13,297)
Loss on debt extinguishment	-	-	(678)	-
Other expense, net	(3,701)	(2,121)	(11,985)	(10,553)

Net income (loss)	$15,334	$12,489	$(4,515)	$76,496

Less: Net (loss) income attributable to noncontrolling interest	(77)	(192)	(149)	$95

Net income (loss) attributable to Genco Shipping & Trading Limited	$15,411	$12,681	$(4,366)	$76,401

Net earnings (loss) per share - basic	$0.35	$0.29	$(0.10)	$1.77

Net earnings (loss) per share - diluted	$0.35	$0.29	$(0.10)	$1.75

Weighted average common shares outstanding - basic	43,522,726	43,116,028	43,373,304	43,054,459

Weighted average common shares outstanding - diluted	44,178,408	43,674,259	43,373,304	43,650,499

	December 31, 2025	December 31, 2024
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$55,540	$43,690
Restricted cash	-	315
Due from charterers, net	14,284	21,376
Prepaid expenses and other current assets	14,053	10,375
Inventories	25,187	22,234
Total current assets	109,064	97,990

Noncurrent assets:
Vessels, net of accumulated depreciation of $372,525 and $322,807, respectively	939,327	915,022
Deposits on vessels	14,585	-
Deferred drydock, net	62,389	30,048
Fixed assets, net	7,492	7,184
Operating lease right-of-use assets	5,251	6,358
Total noncurrent assets	1,029,044	958,612

Total assets	$1,138,108	$1,056,602

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$36,843	$34,492
Deferred revenue	8,826	4,665
Current operating lease liabilities	-	1,503
Total current liabilities	45,669	40,660

Noncurrent liabilities
Long-term operating lease liabilities	5,539	5,539
Long-term debt, net of deferred financing costs of $10,920 and $7,825, respectively	189,080	82,175
Total noncurrent liabilities	194,619	87,714

Total liabilities	240,288	128,374

Commitments and contingencies

Equity:
Common stock	432	427
Additional paid-in capital	1,465,134	1,491,032
Accumulated deficit	(569,082)	(564,716)

Total Genco Shipping & Trading Limited shareholders' equity	896,484	926,743
Noncontrolling interest	1,336	1,485
Total equity	897,820	928,228

Total liabilities and equity	$1,138,108	$1,056,602

	Twelve Months Ended December 31, 2025	Twelve Months Ended December 31, 2024
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities	$(4,515)	$76,496
Net (loss) income
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	76,230	68,666
Amortization of deferred financing costs	2,204	2,006
Right-of-use asset amortization	1,107	1,438
Amortization of nonvested stock compensation expense	7,046	5,850
Impairment of vessel assets	651	6,595
Net gain on sale of vessels	-	(16,468)
Loss on debt extinguishment	678	-
Amortization of premium on derivatives	-	45
Insurance proceeds for protection and indemnity claims	103	286
Insurance proceeds for loss of hire claims	6	734
Change in assets and liabilities:
Decrease (increase) in due from charterers	7,092	(3,561)
Increase in prepaid expenses and other current assets	(4,685)	(2,504)
(Increase) decrease in inventories	(2,953)	4,515
Increase in accounts payable and accrued expenses	2,068	9,612
Increase (decrease) in deferred revenue	4,161	(4,081)
Decrease in operating lease liabilities	(1,503)	(2,222)
Deferred drydock costs incurred	(55,800)	(20,558)
Net cash provided by operating activities	31,890	126,849

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(89,253)	(53,678)
Purchase of other fixed assets	(3,182)	(2,999)
Net proceeds from sale of vessels	-	103,379
Insurance proceeds for hull and machinery claims	864	1,146
Net cash (used in) provided by investing activities	(91,571)	47,848

Cash flows from financing activities
Proceeds from the $600 Million Revolver	115,333	-
Proceeds from the $500 Million Revolver	10,000	20,000
Repayments on the $500 Million Revolver	(15,333)	(130,000)
Cash dividends paid	(32,807)	(67,511)
Payment of deferred financing costs	(5,977)	(38)
Net cash provided by (used in) financing activities	71,216	(177,549)

Net increase (decrease) in cash, cash equivalents and restricted cash	11,535	(2,852)

Cash, cash equivalents and restricted cash at beginning of period	44,005	46,857
Cash, cash equivalents and restricted cash at end of period	$55,540	$44,005

		Three Months Ended December 31, 2025
Net Income Reconciliation		(unaudited)
Net Income attributable to Genco Shipping & Trading Limited		$15,411
+	Other operating expense	1,930
+	Unrealized gain on fuel hedges	(9)
	Adjusted net income	$17,332

	Adjusted net earnings per share - basic	$0.40
	Adjusted net earnings per share - diluted	$0.39

	Weighted average common shares outstanding - basic	43,522,726
	Weighted average common shares outstanding - diluted	44,178,408

	Weighted average common shares outstanding - basic as per financial statements	43,522,726
	Dilutive effect of stock options	31,138
	Dilutive effect of performance based restricted stock units	206,169
	Dilutive effect of restricted stock units	418,374
	Weighted average common shares outstanding - diluted as adjusted	44,178,408

		Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2025	Twelve Months Ended December 31, 2024
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited		$15,411	$12,681	$(4,366)	$76,401
+	Net interest expense	3,519	2,151	10,776	10,319
+	Depreciation and amortization	21,134	17,727	76,230	68,666
	EBITDA(1)	$40,064	$32,559	$82,640	$155,386

+	Impairment of vessel assets	-	-	651	6,595
+	Net loss (gain) on sale of vessels	-	224	-	(16,468)
+	Other operating expense	1,930	-	1,930	5,728
+	Loss on debt extinguishment	-	-	678	-
+	Unrealized (gain) loss on fuel hedges	(9)	(76)	(6)	8
	Adjusted EBITDA	$41,985	$32,707	$85,893	$151,249

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	43	42	43	42
Average number of vessels (2)	42.8	41.8	42.2	43.6
Total ownership days for fleet (3)	3,942	3,845	15,408	15,782
Total chartered-in days (4)	74	129	547	531
Total available days for fleet (5)	3,921	3,799	14,785	15,555
Total available days for owned fleet (6)	3,846	3,670	14,238	15,024
Total operating days for fleet (7)	3,902	3,750	14,649	15,356
Fleet utilization (8)	99.1%	96.9%	98.4%	96.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$20,064	$18,007	$15,502	$19,107
Daily vessel operating expenses per vessel (10)	6,466	6,211	6,395	6,440

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,549.9	1,453.2	5,917.9	6,079.3
Panamax	-	-	-	-
Ultramax	1,380.0	1,380.0	5,475.0	5,490.0
Supramax	1,012.0	1,012.0	4,015.0	4,212.3
Total	3,941.9	3,845.2	15,407.9	15,781.6

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	-	66.2
Ultramax	74.4	32.3	385.8	271.7
Supramax	-	96.3	161.6	193.4
Total	74.4	128.6	547.4	531.3

Available days (owned & chartered-in fleet)
Capesize	1,509.3	1,390.3	5,221.5	5,785.7
Panamax	-	-	-	66.2
Ultramax	1,428.6	1,388.5	5,700.1	5,527.8
Supramax	982.7	1,020.2	3,863.6	4,175.6
Total	3,920.6	3,799.0	14,785.2	15,555.3

Available days (owned fleet)
Capesize	1,509.3	1,390.3	5,221.5	5,785.7
Panamax	-	-	-	-
Ultramax	1,354.1	1,356.2	5,314.3	5,256.1
Supramax	982.7	923.9	3,702.0	3,982.2
Total	3,846.1	3,670.4	14,237.8	15,024.0

Operating days
Capesize	1,495.6	1,377.0	5,146.2	5,707.6
Panamax	-	-	-	66.2
Ultramax	1,424.3	1,380.9	5,650.9	5,476.8
Supramax	982.3	991.6	3,851.6	4,105.4
Total	3,902.1	3,749.5	14,648.7	15,356.0

Fleet utilization
Capesize	99.0%	94.8%	97.5%	95.1%
Panamax	-	-	-	100.0%
Ultramax	99.3%	99.2%	98.7%	98.5%
Supramax	99.3%	96.9%	99.1%	96.9%
Fleet average	99.1%	96.9%	98.4%	96.8%

Average Daily Results:
Time Charter Equivalent
Capesize	$24,819	$25,228	$19,210	$26,699
Panamax	-	-	-	-
Ultramax	17,661	14,812	13,966	15,089
Supramax	16,072	11,830	12,477	13,338
Fleet average	20,064	18,007	15,502	19,107

Daily vessel operating expenses
Capesize	$6,058	$6,951	$6,725	$7,001
Panamax	-	-	-	-
Ultramax	6,672	5,450	6,026	5,800
Supramax	6,807	6,186	6,415	6,461
Fleet average	6,466	6,211	6,395	6,440

1)
EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the first quarter of 2026 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the first quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2025	Twelve Months Ended December 31, 2024
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$109,924	$99,203	$342,054	$423,016
Voyage expenses (in thousands)	31,151	31,256	115,321	126,960
Charter hire expenses (in thousands)	1,532	1,837	5,958	9,069
Realized (loss) gain on fuel hedges (in thousands)	(72)	(17)	(60)	78
	77,169	66,093	220,715	287,065

Total available days for owned fleet	3,846	3,670	14,238	15,024
Total TCE rate	$20,064	$18,007	$15,502	$19,107

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Following the expected delivery of two Newcastlemax vessels that we have agreed to acquire, our wholly owned high quality, modern fleet of dry cargo vessels will consist of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. As such, Genco’s fleet will consist of 45 vessels with an average age of 12.7 years and an aggregate capacity of approximately 5,044,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Wednesday, February 18, 2026 at 8:30 a.m. Eastern Time to discuss its 2025 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the call by phone, please register via the live call registration link, https://events.q4inc.com/analyst/638501096?pwd=qF8yzzw8, and you will be provided with dial-in instructions and details. Please dial in at least 10 minutes prior to 8:30 a.m. Eastern Time to ensure a prompt start to the call. The conference call will be broadcast live and available for replay on the Company’s website: http://www.gencoshipping.com.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) military actions, terrorism, or piracy, including without limitation the ongoing war in Ukraine, the Israel-Hamas war, attacks on vessels in the Red Sea, and other conflicts in the Middle East and Venezuela; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2025 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; (xxiii) trade conflicts,  the imposition or modification of port fees, tariffs and other import restrictions, and the effectiveness and cost of any measures the Company may adopt to avoid or mitigate the impact of the foregoing, including alternate trade routes and repositioning vessels; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. Our analysis of a potential dividend for the first quarter of 2026 is based on our fixtures to date and estimated expenses for such quarter, details of which expenses will be set forth in the appendix to our earnings presentation to be posted on our website on February 18, 2026.  The exercise of the accordion feature under our revolving credit facility is subject to definitive documentation.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550